Exhibit 99.1
                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                        Telephone:  (804)-560-8490

                      FOR IMMEDIATE RELEASE: April 9, 1999

         Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today it has concluded the formal process, begun in the fourth quarter 1998, to explore the full range of strategies available to the Company for enhancing long term shareholder value. Arnold H. Dreyfuss, Chairman of the Board, stated, "During the past several months, the Eskimo Pie Corporation Board of Directors and senior management team, together with its financial advisor, have undertaken a thorough review of potential strategic alternatives for the business. This process included detailed discussions with numerous third parties regarding potential business combinations, as well as a review of various restructuring and recapitalization strategies." "The objective of this process," Dreyfuss added, "was to determine which of the available alternatives would have the most beneficial impact on long term shareholder value."

         David B. Kewer, President and Chief Executive Officer, stated, "This extensive process has culminated in the Board's decision to implement an aggressive corporate growth and restructuring plan developed by the Company's management team. This decision came after careful analysis and consideration of all strategic alternatives presently available to the Company. Management's program narrows the focus of the Company to the management of its core Eskimo Pie brand within the licensing and foodservice businesses. This plan includes, among other actions, 1) significantly increased investments in advertising, promotion and product development for the core Eskimo Pie brand, 2) the sale of certain non-core assets at prices accretive to the long term value of the Company, and 3) additional overhead and staff reductions."

         Regarding the previously announced offers to acquire the Company by Yogen Fruz World-Wide Incorporated (Yogen Fruz), Kewer noted that "We held extensive discussions with Yogen Fruz concerning the removal of conditions, including assurances that the acquisition would not adversely affect the Company's master license agreements, contained in their $13.00 per share offer. Such discussions led only to a renewal of their original $10.25 per share offer which Yogen Fruz subsequently withdrew as well. The Company is continuing to explore with Yogen Fruz other, mutually beneficial, joint strategic opportunities.

         Kewer said "It is clear that the success of the Company and improvements in long term shareholder value are all highly dependent upon the growth of the Eskimo Pie brand. The growth and restructuring program will result in a more focused licensing and foodservice business which will seek to leverage the value of the Eskimo Pie and other licensed brands represented by the Company. We will continue to focus on our initiatives to grow quality revenues and expect to build upon the positive revenue growth, which the Company has experienced over the last three quarters. Cash provided from the sale of non-core assets and savings from a leaner operating structure will provide funds to more heavily invest in the Eskimo Pie brand businesses."

         Mr. Dreyfuss added that "While the Company remains open to considering additional viable alternatives which may become available, the Board of Directors firmly believes that the implementation of the growth and restructuring program is the best alternative presently available to enhance long term shareholder value."

         Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors, ingredients and packaging directly from the Company. Eskimo Pie Corporation also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the national brands it licenses. The Company also manufactures soft serve yogurt and premium ice cream products for sale to the foodservice industry.

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"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995:
         Information in this release relating to the Company's future plans and performance are "forward looking statements" and, as such, involve certain risks and uncertainties that could cause actual results to vary materially. Potential risks and uncertainties include, but are not limited to: (1) the highly competitive nature of the frozen dessert market and the level of consumer interest in the Company's products, (2) product costing, (3) the weather, (4) the performance of management including management's ability to implement its plans as contemplated, (5) the Company's relationships with its licensees and licensors, (6) the impact of Year 2000 matters and (7) government regulation.